POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint Douglas M. Jackman, J. Ryan Conner and David M. Sullivan II, and each of them, to act severally as attorneys-in-fact and agents, each with full power of substitution and resubstitution for the undersigned in his or her name, place and stead, all Registration Statements of Lord Asset Management Trust (File Nos. 33-75138 and 811-08348) on Form N-1A or Form N-14, any and all subsequent Amendments, Pre-Effective Amendments, or Post-Effective Amendments to said Registration Statements on Form N-1A or Form N-14 or any successor thereto, and any supplements or other instruments in connection therewith, and generally to do all such things in each undersigned’s name and on each undersigned’s behalf in connection therewith as said attorney-in-fact deems necessary or appropriate, to comply with the provisions of (i) the Securities Act of 1933, as amended, and any related rules, regulations, orders or other requirements of the Securities and Exchange Commission, and (ii) the Investment Company Act of 1940, as amended, and any related rules, regulations, orders or other requirements of the Securities and Exchange Commission. The undersigned hereby ratifies and confirms all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof. This power of attorney is effective for all documents filed on or after February 19th, 2021.

WITNESS my hand on this 19th day of February, 2021.

/s/ Douglas M. Jackman Douglas M. Jackman Trustee and President	/s/ Robert W. Thomas Robert W. Thomas Trustee

/s/ Arthur J. Fiocco, Jr. Arthur J. Fiocco, Jr. Trustee	/s/ John N. Venson John N. Venson Trustee

/s/ Geri Sands Hansen Geri Sands Hansen Trustee	/s/ William H. Woolverton William H. Woolverton Trustee

/s/ Elizabeth Montgomery Elizabeth Montgomery Trustee